CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 filed by Video River Networks, Inc. (the “Registrant”) of our report dated July 24, 2020, relating to the audit of the financial statements for the period ending December 31, 2019 of the Registrant, which includes an explanatory paragraph as to the Registrant’s ability to continue as a going concern, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dylan Floyd Accounting & Consulting

DylanFloyd Accounting & Consulting

http://www.dylanfloydsolutions.com/

Santa Clarita, CA

December 16, 2020